EXHIBIT 5.   LEGAL OPINION
EXHIBIT 23.1 Consent of Hamilton, Lehrer & Dargan P.A. (incorporated in
             Exhibit 5.)

March 7, 2002

Hamilton, Lehrer and Dargan P.A.
555 S Federal Highway, Suite 270
Boca Raton, Florida 33432
Telephone 561-416-8956
Facsimile 561-416-2855

IPVoice Communications, Inc.
7585 E. Redfield Road
Suite 202
Scottsdale, Arizona 85260

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and
Exchange Commission ('Commission') with respect to the registration by IPVoice
Communications, Inc. 12,500,000 shares of Common Stock, $.001 par value of the
Company (the 'Shares'). The shares are covered by the Registration Statement, and may be sold pursuant to the Registration Statement and the Agreement. In our
capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation,
By-Laws, the Agreement and various other corporate minutes provided to us by the
Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the
Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the
Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement on
Form S-8 to be filed with the Commission.

Very truly yours,
/s/ Hamilton Lehrer and Dargan, P.A.